UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Walt Disney Company
(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Craig Hatkoff
Leah Solivan
Jessica Schell
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

From time to time, Blackwells Capital LLC and/or the other participants in its solicitation may make certain posts regarding the campaign to their respective social media pages, including each of their X (formerly known as Twitter) pages, LinkedIn pages, Instagram pages, YouTube pages and/or Facebook pages. A copy of the posts are attached hereto as Exhibit 1 and Exhibit 2.

Certain Information Concerning Participants

Blackwells Onshore I LLC, Blackwells Capital LLC, Jason Aintabi, Craig Hatkoff, Jessica Schell and Leah Solivan (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of the Company for the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). On February 6, 2024, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with their solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Blackwells Onshore I LLC.

Exhibit 1

Investors are racing to distance themselves from Nelson Peltz.

So many investors have fled that Mr. Peltz shuttered his U.K. fund in 2023 due to investor redemptions.

In the U.S., major pension funds have abandoned Trian leading his total assets under management to collapse 40% — from $12.5 billion in 2015 to less than $8 billion today.

Like the major pension funds, will Disney shareholders also run for the exits if Mr. Peltz takes charge?

#thefutureofdisney #disneydeservesthebest

Exhibit 2

Trian claims that since its founding in 2005, it has outperformed the S&P 500. But Mr. Peltz hasn’t produced a shred of evidence to back it up.

Mr. Peltz’s claims overstating his performance have led to a long history of Trian having to file regulatory corrections with the SEC.

How can you take Mr. Peltz seriously when he regularly makes such improbable and easily debunked claims about his firm’s board performance?

#thefutureofdisney #disneydeservesthebest